Exhibit 5.1

Dykema Gossett PLLC Suite 300
39577 Woodward Avenue
Bloomfield Hills, Michigan 48304
www.dykema.com
Tel: (248) 203-0700
Fax: (248) 203-0763
September 30, 2009
Rockwell Medical Technologies, Inc.
30142 Wixom Road
Wixom, Michigan 48393

Re:	Rockwell Medical Technologies, Inc. Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-160791)
Ladies and Gentlemen:
     We have acted as counsel to Rockwell Medical Technologies, Inc., a Michigan corporation (the “Company”), in connection with the offer and sale (the “Offering”) by the Company of (i) 2,840,000 shares (the “Shares”) of Rockwell’s common stock, without par value (the “Common Stock”), to certain investors; (ii) warrants to purchase 1,079,200 shares of Common Stock (the “Investor Warrants”) to investors in Shares; (iii) warrants to purchase up to 85,200 shares of Common Stock (the “Placement Agent Warrants”) to be issued to the placement agents for the Offering (the “Placement Agents”); and (iv) up to 1,164,400 shares of Common Stock that may be issued upon exercise of the Investor Warrants and the Placement Agent Warrants (the “Warrant Shares”). All such offers and sales are being made pursuant to (a) a Registration Statement on Form S-3 (File No. 333-160791) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which was declared effective by the Commission on August 17, 2009; (b) the prospectus of the Company dated August 17, 2009 (the “Base Prospectus”) as filed with the Commission; and (c) the prospectus supplement of the Company, dated September 30, 2009 as filed with the Commission (the “Prospectus Supplement”).
     In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) each natural person signing any document reviewed by us had the legal capacity to do so.
     We have examined and relied upon the Registration Statement, including the exhibits thereto, the Base Prospectus, the Prospectus Supplement, the Placement Agency Agreement between the Company and the Placement Agents, the form of Investor Warrant, the form of
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Rockwell Medical Technologies, Inc.
September 30, 2009

Placement Agent Warrant, the form of subscription agreement between the Company and investors (the “Subscription Agreement”), the Amended and Restated Articles of Incorporation and Bylaws of the Company, each as amended to date, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of rendering the opinions set forth herein. We have also relied as to certain matters on information obtained from public officials and officers of the Company. Based upon such examination and subject to the further provisions hereof, we are of the opinion that:
     1. The Shares, when issued in the manner and for the consideration contemplated by the Prospectus Supplement, the Placement Agency Agreement and the Subscription Agreements will be validly issued, fully paid and non-assessable.
     2. The Investor Warrants, when paid for and issued in the manner and for the consideration contemplated by the Prospectus Supplement, the Placement Agency Agreement and the Subscription Agreements, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, arrangement, moratorium and other similar laws related to or affecting creditors’ rights and to general equity principles.
     3. The Placement Agent Warrants, when paid for and issued in the manner and for the consideration contemplated by the Prospectus Supplement and Placement Agency Agreement will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, arrangement, moratorium and other similar laws related to or affecting creditors’ rights and to general equity principles.
     4. The Warrant Shares, when issued upon payment of the exercise price therefor in accordance with the Placement Agency Agreement, the Investor Warrants, the Placement Agent Warrants and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.
     It is understood that this opinion is to be used only in connection with the Offering.
     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
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Rockwell Medical Technologies, Inc.
September 30, 2009

     The foregoing opinions are limited to the laws of the state of Michigan and the federal laws of the United States. We express no opinion and make no representation with respect to the law of any other jurisdiction.
     We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the Offering and to the use of our name as the Company’s counsel under “Legal Matters” in the Base Prospectus and Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Base Prospectus or Prospectus Supplement, including this opinion as an exhibit or otherwise.
Very truly yours,
/s/ Dykema Gossett pllc
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